Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 26, 2012

Commodities Currencies Equities Fixed Income iPath® xvz xvz xvz iPath® XVZ. Volatility hedging that reacts to the market, so you don’t have to. In an increasingly unpredictable environment, the iPath S&P® 500® Dynamic VIX ETN (XVZ) offers an efficient solution to help hedge against volatility swings. With one trade access and a built-in dynamic strategy, XVZ helps to maximize portfolio diversification and minimize position monitoring. No matter what ups and downs the market has in store. To learn more, call 877-76-iPath or scan the code. BARCLAYS An investment in iPath ETNs (“ETNs”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The ETNs are unsecured obligations of Barclays Bank PLC and are not secured debt nor an obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE ®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0644-0113 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE